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                                                                    EXHIBIT 99.3


                                AmerUs Group Co.
                       Fourth Quarter 2001 Earnings Call



Roger Brooks:   Good morning and welcome to our fourth quarter earnings
                teleconference call. With me this morning is:

                Tom Godlasky -   President of AmerUs Capital Management
                                 and Interim Chief Financial Officer;

                Mark Heitz -     President of AmerUs Annuity Group;

                Gary McPhail -   President of the AmerUs Life Insurance Group,
                                 and

                Brian Clark -    Senior Vice President and Chief Product Officer


                Brenda Cushing - Senior Vice President and Controller


By now, you should all have received our earnings release, which we issued shortly after the market closed yesterday. We may also refer to our financial supplement. Both the press release and financial supplement are available through our web site at www.amerus.com under the "For Investors" section of the home page.

As we've done in the past, I'd like to make some general comments on our quarterly results, ask Mark Heitz, Gary McPhail and Tom Godlasky to comment on operations and then I'll open the call up for your questions.


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Let me now turn to the results of the quarter just ended: Operating earnings were $33.2 million, which translates into a $0.79 per diluted share figure. That compares to $0.73 per diluted share or $22.1 million a year ago.

Year-to-date, AmerUs Group's operating earnings were $114.0 million, or $3.05 per diluted share compared to $62.3 million or $2.96 per diluted share a year ago. As you'll recall, part of the reason for the Indianapolis Life acquisition was to rebalance our businesses and I'm pleased our 2001 profitability is nearly balanced between the life and annuity lines of business.

Return on equity was 10.8% for the quarter. We expect our ROE to reach the 13%+ on an annualized basis by the fourth quarter of 2003.

Let's now turn to our results by line of business. I'm going to ask Mark Heitz to discuss our annuity line of business. Mark............


MARK HEITZ - ANNUITY SEGMENT

Thank you Roger. Sales were once again very strong in our annuity segment. Total sales for this quarter reached $562 million compared to $439 million a year ago, a 28% increase. Year-to-date, annuity sales increased 32% to $2.0 billion compared to $1.5 billion a year ago.

We continue to grow our book of business. Net deposits - after surrenders - for the fourth quarter were $189 million and year-to-date, net deposits were $573 million. These results reflect a continued improvement in the overall withdrawal rate as a result of our conservation efforts. Withdrawals are only 11.4% excluding internal rollovers, well within the pricing parameters established to meet our targeted profitability.

We continue to aggressively manage credited rates on our annuities. We again adjusted credited rates in January 2002 which should enhance future spreads. Tom Godlasky will further discuss our earned spreads on the annuity business later in the presentation.

Total annuity expenses increased $8.3 million to $60.9 million in 2001 compared to $52.6 million in 2000. The increase is primarily due to the acquisition of Indianapolis Life and expenses associated with independent


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marketing organizations acquired in 2000 and 2001. These IMO expenses were more than offset by the growth in "Other Income" from the IMOs.

The contribution to pre-tax operating income from the annuity segment in 2001 was $95.9 million compared to $88.2 a year ago.

I'm pleased with the top line growth we've achieved, but our focus remains on the profitability goals set for the annuity segment. We have maintained our disciplined approach in this competitive marketplace and will continue to aggressively manage credited rates in order to achieve our targeted spreads. We'll continue to seek operational efficiencies in the annuity operations and continue the success seen in our conservation efforts.

In summary, we had a very good 2001 and expect 2002 to be an excellent year as well. Roger......


ROGER BROOKS:

Thanks Mark. Before we turn to our life segment, I'd like to address an issue on which we received several inquiries during the quarter. The inquiries concern a block of annuity business written by our subsidiary, IL Annuity. A substantial portion of that business was reinsured from its inception in 1996. During the early part of 2000, prior to our acquisition of the company, we recognized that this block of business had significant persistency issues, which began to materialize in the third quarter of 1999. As this trend became evident, we negotiated a reduction of the purchase price of Indianapolis Life and its subsidiaries, including IL Annuity, in significant part due to these issues. Accordingly, in accounting for the acquisition of IL Annuity we attributed essentially no value to our portion of this block of business. With the recent statements made by the retrocessionaire, we have been having discussions with our reinsurer and they have informed us of potential claims. We are, of course, cooperating with our reinsurer and at this time, we expect any issues to be resolved without a material effect on our company.

Now, let's turn to the life segment. I'll ask Gary McPhail to make some comments on the life line of business. Gary.................


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GARY MCPHAIL:

Thanks Roger. New life sales on a repetitive basis increased 185% during the fourth quarter to $32.5 million, compared to $11.4 million a year ago. For the year, fixed life sales increased 106% to $81.3 million, compared to $39.5 million a year ago.

The 2001 results, including Indianapolis Life for the full year, exceeded our stated target of achieving $100 million in new life sales. For the year, we had over $103 million in new life sales on this pro-forma basis. These results indicate that we have a very competitive product offering that is allowing us to gain market share. We have marketing momentum with our distribution systems; and the Indianapolis Life distribution system has embraced the acquisition.

Adjusted pre-tax operating income from the life segment grew nearly 60% to $94.0 million for the year, compared to $59.1 million a year ago. The increase was primarily attributable to the acquisition of Indianapolis Life.

The integration efforts continue to go very well. Formation of the new life insurance group has been positively received by the field force. Additionally, recruiting is going very well. We continue to expand our marketing efforts into new areas. The field force is very excited and motivated by the growth story and innovative products we have to offer.

We continue to see strong life sales in January. Sales for the life operations were approximately $10.2 million in January 2002 compared to $6.5 million in January of last year, a 56% increase. I'm pleased with the progress we've made to date. We'll continue to focus our efforts in the areas that make the most impact: geographically expanding our distribution; recruiting experienced, top-notch agents; selling higher margin products; and achieving operational efficiencies.

The competition for premium dollars remains strong. We'll have to continue to offer products that deliver value to our customers, deliver excellent service to our producers while achieving our profitability goals if we want to thrive in today's environment.


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Roger...................


ROGER BROOKS:

Thanks Gary. I'll now ask Tom Godlasky to make a few comments on the quarter.
Tom.............


TOM GODLASKY:

Thanks Roger. I'd like to make a few observations about our fourth quarter performance and our prospects for 2002:

1. The fixed annuity environment remains very competitive. During our third quarter conference call, we indicated annuity spreads would tighten modestly in the fourth quarter. Actual earned spreads narrowed 3 basis points to 200 basis points in the fourth quarter, still within our targeted range. It is evident the Fed is done easing for this cycle. The combination of slightly higher interest rates, a steeper yield curve coupled with the positive impact of actions taken to reduce our credited rates should produce higher spreads in future periods.


2. On the investment front, our portfolio continues to perform well. There were quite a few major credit events during the quarter. While we were able to avoid many of these situations, our portfolio was not immune to this weak credit environment. We took writedowns in five credits during December, with Argentina, Global Crossing and XO Communications having the majority of the impact. Net realized losses reduced net income by $10.9 million in the fourth quarter and $25.5 million for the year. Overall, the credit quality of the portfolio remains very solid.

During the fourth quarter, we repurchased 176,200 shares of our common stock at an average price of $34.27 per share. We currently have board authorization to repurchase approximately 1.6 million additional shares and expect to be back in the market during the first quarter.


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Finally, we are reaffirming our earnings guidance for 2002 of $3.58-$3.64 per share, which includes the elimination of goodwill amortization under FAS 142.

I'll now turn the call back over to you Roger.................................

ROGER BROOKS:

Thanks Tom. Before we open up the call for questions, I want to make sure everyone saw yesterday's press release on our new CFO. I'm very pleased to announce the hiring of Melinda S. Urion, the newest member of my management team, as executive vice president and chief financial officer. Melinda brings a great deal of knowledge and experience to our team and we look forward to her contributions when she joins us full-time on March 1st.

I'd also like to thank Tom Godlasky and Brenda Cushing for their efforts over the past few months. They have both been pulling "double duty" and I want to acknowledge them for their hard work.

That's all the prepared remarks I have. Operator, let's open the call up for questions.


CLOSING COMMENTS:

We've just completed a very successful and our fifth year as a public company. I can't think of another life insurance company who has been through as much change as ours, but I also can't think of another company who has consistently delivered the financial and operational results we have either. The market also rewarded us for our performance with nearly an 11% appreciation in our stock price in 2001, one of the better performances in the life insurance industry. We have positive momentum in virtually every aspect of our business and we need to keep that momentum going to achieve our goals in 2002.

The management team is committed to continuing the execution of our growth strategy in order to enhance shareholder value. Thank you for your continued interest and confidence in AmerUs Group.


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MARTY KETELAAR


If you would like to listen to a replay of this call, you can call 800-839-0860; international callers, please dial 402-220-1490. The passcode is 1313 and the replay will be available through February 28th.